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Exhibit 17

JOINT FILING AGREEMENT

        This will confirm the agreement by and between the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of Common Stock, par value $0.01 per share, of The Wiser Oil Company is being filed on behalf of each of the undersigned under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: May 28, 2004
FOREST OIL COMPANY
	By:	/s/ NEWTON W. WILSON III
	Name:	Newton W. Wilson III
	Title:	Senior Vice President—General Counsel and Secretary
TWOCO ACQUISITION CORP.
	By:	/s/ NEWTON W. WILSON III
	Name:	Newton W. Wilson III
	Title:	Vice President and Secretary

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JOINT FILING AGREEMENT